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                                                                 EXHIBIT - 10(A)

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), dated on the 9th day of October, 1998 and effective as of December 31, 1998 (the "Effective Date "), by and between Marsh Supermarkets, Inc., an Indiana corporation (together with its direct and indirect subsidiaries and affiliated entities, the "Company") and C. Alan Marsh ("Consultant").

                              W I T N E S S E T H:

         WHEREAS, Consultant has been employed by the Company since 1957 in various capacities, and, since 1992, as its Vice Chairman of the Board and Senior Vice President-Corporate Development pursuant to that certain Amended and Restated Agreement dated December 31, 1992 (the "Employment Agreement"), between the Company and Consultant;

         WHEREAS, Consultant desires to resign his employment with the Company and in connection therewith, Consultant and the Company desire to terminate the Employment Agreement;

         WHEREAS, the Company desires the benefit of Consultant's experience in and knowledge of the convenience store industry and, therefore, desires to retain his consulting services after his resignation, and Consultant desires to provide such consulting services; and

         WHEREAS, the Company desires reasonable protection of its confidential business information which it has developed over the years at substantial expense and assurance that Consultant will not compete with the Company for a reasonable period of time after his resignation.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreement contained herein, the Company and Consultant hereby agree as follows:

         1. Resignation as Employee and Director; Termination of Employment Agreement. Consultant hereby resigns as an officer and as a director of the Company, and Consultant's employment by the Company is hereby terminated, effective as of the Effective Date. Consultant shall deliver to the Company's Corporate Secretary a letter in the form attached hereto as Exhibit A, resigning as an officer and as a director of the Company. The Employment Agreement is hereby terminated effective as of the Effective Date and shall be of no further force or effect. The Company and Consultant hereby agree that all of the duties and obligations of the Company on the one hand and the Consultant on the other, under the Employment Agreement are hereby completely discharged and all of the rights and privileges of the Company and Consultant under the Employment Agreement are hereby completely extinguished. The parties agree that (except for this Agreement, the Indemnification Agreement (as defined below), the Split-Dollar Agreement (as defined below), the option agreements entered into pursuant to the Option Plans (as defined below) and all other obligations and agreements arising out of employee benefit plans


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and programs sponsored by the Company which covered Consultant on the date on which this Agreement was executed which agreements, plans and programs are referred to herein as the "Other Agreements"), the Employment Agreement constitutes the entire and sole agreement between the Company and Consultant (or any other party or parties) with respect to Consultant's employment by the Company or the terms or conditions thereof, and that there are no other agreements or understandings, either written or oral, with respect thereto.

         2. Continued Indemnification. From and after the Effective Date, the Company shall honor its obligations with respect to the indemnification of (and advancement of related expenses to) Consultant as an officer of the Company arising out the Indemnity Agreement, dated August 1, 1989 (the "Indemnity Agreement"), between Consultant and the Company's affiliate, Marsh Village Pantries, Inc. ("Village Pantries"), to the full extent as in effect on the date on which this Agreement was executed, in connection with any actual or alleged act or omission occurring prior to the Effective Date in Consultant's official capacity as an officer of the Company. The Company shall take any and all actions necessary to cause Village Pantries to honor its obligations to Consultant under the Indemnity Agreement.

         3. ADEA. Consultant's employment relationship with the Company is covered by the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"). Consultant acknowledges that the Company (a) provided him this Agreement on September 8, 1998, (b) advised and advises him to consult an attorney prior to signing this Agreement; (c) at that time informed him that he could have twenty-one (21) days to consider this Agreement; and (d) advised him that this Agreement shall not be effective or enforceable against him or the Company if he revokes it not later than seven days after he signs it. Consultant signed this Agreement on October 9, 1998.

         4. Return of Property. Except as provided in Section 5 below, on the Effective Date, Consultant shall turn over to the Company all property (including, without limitation, all company credit, debit, charge and telephone cards) owned, leased or otherwise procured by the Company for Consultant's use during the period of his employment, and all copies of all electronic or other data, customer lists, business correspondence, papers, reports, financial statements, books, records and all other documents containing information regarding the properties, business, operations, condition or personnel of the Company in Consultant's possession or control, all of which are agreed to be the sole and exclusive property of the Company. Further, Consultant agrees that all information contained in any of the foregoing is subject to Section 14(c) below.

         5. Automobile. Consultant shall retain the Company automobile (including the mobile telephone in his possession on the Effective Date). As promptly as practical after the Effective Date, but in no event later than January 31, 1999, the Company shall convey full title to such automobile to Consultant, free of all liens and encumbrances. From and after the Effective Date, Consultant shall be responsible for all costs and expenses (including, without limitation, all insurance responsibility and expenses) associated with such automobile (including the mobile telephone), and shall assume all liability arising from the use of such automobile, notwithstanding that title to such automobile shall not have been conveyed to Consultant until


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after the Effective Date. The parties hereby stipulate and agree that, for all purposes, the fair market value of the automobile shall be the amount paid to the lessor of the automobile by the Company in order to convey clear title thereto to Consultant.

         6.       Termination Payment.

                  (a) On the Effective Date, regardless of whether Consultant is living on such date, the Company shall contribute $450,000 to the irrevocable trust referred to in subsection (b) reduced only by Consultant's share of the Hospital Insurance (i.e., "Medicare") employment taxes with respect to such payment. Other than such amounts as to which Consultant is entitled under the Other Agreements, the payment under this Section 6 shall be in full and final satisfaction of any and all obligations that the Company may have under the Employment Agreement or otherwise in connection with Consultant's employment or the termination thereof.

                  (b) Attached hereto as Exhibit B is a copy of the Irrevocable Trust Agreement between the Company and Merrill Lynch Trust Company, as Trustee ("Trust"). The termination payment referred to in subsection (a) shall be contributed to the Trustee by the Company, in a single lump sum in cash on the Effective Date, regardless of whether Consultant is still living on the Effective Date. Upon making such contribution, all of the Company's obligations to Consultant and his beneficiaries and heirs under this Section 6 shall be fully discharged and the rights of Consultant and his beneficiaries and heirs, in and to the termination payment referred to in subsection (a), shall be governed solely by the provisions of the Trust.

         7. Stock Options. The Company hereby agrees that, as of the Effective Date, all of the options to purchase shares of the Company's common stock granted to Consultant pursuant to the Company's 1987 Stock Option Plan ("1987 Option Plan") and 1991 Employee Stock Incentive Plan ("1991 Option Plan") (collectively, the "Option Plans") shall immediately vest and be exercisable in accordance with the terms and conditions of the Option Plans not later than the earlier of the following: (i) the dates the options expire pursuant to their terms under the respective Option Plans, or (ii) June 30, 1999 in the case of options granted under the 1987 Option Plan and December 31, 2001 in the case of options granted under the 1991 Option Plan. Attached hereto as Exhibit C is a copy of resolutions adopted by the Compensation Committee of the Board of Directors which authorize the actions necessary to carry out the provisions of the preceding sentence. Notwithstanding anything to the contrary contained herein or in either or both of the Plans, the Company, in lieu of issuing shares of common stock to Consultant upon Consultant's exercise of any options granted under the Option Plans, shall pay to Consultant, in cash, the amount by which the closing price of the common stock on the date of Consultant's exercise of any such options, exceeds the option price of such options.

         8. Moving Expense and Outplacement Service Expense Allowance. On the date on which this Agreement was executed, the Company paid to Consultant, in a single lump sum (less all applicable tax withholdings), a moving expense and outplacement service allowance of $25,000 to enable Consultant to defray the expenses incurred by him in connection with


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obtaining new employment and relocating his principal residence away from
Marion County, Indiana, including (i) travel and lodging expenses incurred by him in connection with his search for, purchase of, and move into, a new principal residence and, (ii) the costs reasonably incurred by him to have his personal belongings packed and moved from his current principal residence to his new principal residence.

         9. Medical Benefits. During the term of this Agreement, including any renewal term, the Company shall provide coverage for Consultant and his spouse for their lifetime under the Company's group medical plan, at no expense to Consultant, as if Consultant had continued as an employee of the Company, provided that such continued participation is possible under the terms and provisions of the Company's group medical plan. Any future increases in benefits available to employees of the Company generally shall also be provided to Consultant and his spouse. In the event that participation by Consultant, as a former employee or a Consultant, or by his spouse, in the group medical plan is bared, or if the benefits to Consultant and his spouse (after taking into account any Medicare benefits provided by Title XVIII of the Social Security
Act to which Consultant and his spouse may be entitled) are reduced to a level below what they were on the date on which this Agreement was executed, or if Consultant or his spouse elects at any time by notice in writing to the Company, the Company shall arrange to provide both Consultant and his spouse with benefits substantially similar to those which they were receiving under such group medical plan immediately prior to the date on which this Agreement was executed, such benefits to be provided at the Company's expense by means of individual insurance polices, or if such policies cannot be obtained, from the Company's assets. These benefits shall continue after the death of Consultant to his spouse, if she survives him, for her lifetime. If at any time after the Effective Date, Consultant should accept employment with another employer and if either Consultant or his spouse, or both, should become covered under that employer's medical benefit plan, then effective on the date that such coverage commences, the obligation of the Company to provide any medical benefits to whoever of Consultant or his spouse, or both, is covered under the medical benefit plan of the other employer shall terminate. The medical benefits provided to Consultant and his spouse after the Effective Date are intended by the parties to be in lieu of the rights of Consultant and his spouse to continuation coverage (commonly known as "COBRA") under Section 601 et seq. of the Employee Retirement Income Security Act of 1974 ("ERISA"), and Section
4908B of the Internal Revenue Code of 1986, as either of the foregoing statutes may be amended. In addition, "Lifetime Medical Benefits" shall include the requirement that if any medical benefits provided to Consultant (or his spouse) are subject to federal and/or state income taxes, including the alternative minimum tax, the Company will pay to Consultant (or his spouse) the full amount of such taxes plus such additional amount as may be necessary so that the net payment after taxes is sufficient to reimburse Consultant (or his spouse) for all taxes imposed on the provision of medical benefits.


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         10.      Life Insurance.

                  (a) Prior to March 31, 1999, Consultant may direct the Company to assign to him (or to a trust established by him or otherwise) any insurance policies on his life owned by it and so assignable, other than the policy subject to the Split-Dollar Agreement (as defined below). If so directed, the Company shall promptly thereafter assign its entire interest in such policies in the manner directed by Consultant. In addition, the Company shall reimburse Consultant for the premiums paid by him to maintain the policies so assigned in effect so long as the consulting engagement set forth in Section 12 below is in effect, promptly upon his submission to the Company of written statements for reimbursement in reasonable detail.

                  (b) The Agreement Concerning the Interest of Marsh Supermarkets, Inc. in a Policy Insuring the Life of Charles Alan Marsh, dated March 31, 1986 (the "Split-Dollar Agreement"), relating to Northwestern Mutual Life Insurance Policy Number 6569864, shall remain in effect in accordance with its terms, with the express agreement of the Consultant and the Company that (i) the phrase "Coverage Termination Date set forth in Paragraph 4(b)(4) of that certain letter agreement executed by Charles Alan Marsh and Marsh Village Pantries, Inc., a wholly owned subsidiary of the Company, dated December 31, 1985," which appears in Paragraph 6 of the Split-Dollar Agreement, shall mean and refer to the date on which the consulting engagement as set forth in Section 12 shall terminate; and
         (ii) the phrase "Date of Termination, as defined in Section 3(e) of the Letter Agreement," which appears in Paragraph 7 of the Split-Dollar Agreement, shall mean and refer to March 31, 1986.

                  (c) The addendum to Northwestern Mutual Life Insurance Policy 11-887-418, executed by Marsh Supermarkets, Inc. and C. Alan Marsh on September 3, 1991, shall remain in effect in accordance with its terms. The Company agrees that the provisions of the Split-Dollar Agreement shall also apply to Northwestern Mutual Life Insurance Policy 11-887-418.

                  (d) The Company agrees that, so long as the consulting engagement set forth in Section 12 below is in effect, it shall (i) continue to pay all insurance premiums and interest on policy loans on Northwestern Mutual Life Insurance Policies 6569864 and 11-887-418 (the "Split-Dollar Policies"); (ii) take no further policy loans on either of the Split-Dollar Policies; and (iii) take no action to surrender either or both of the Split-Dollar Policies and receive the cash surrender value thereof, or to take any other action which would endanger the interest of the Consultant, without the prior written consent of the Consultant.

                  (e) The Company agrees that, so long as the consulting engagement set forth in Section 12 below is in effect, (i) it shall pay all premium cost required to provide insurance to the Consultant under the Company's new group life insurance plan (or any successor thereto), in an amount equal to two (2) times the Consultant's annual compensation from the Company; and (ii) the Consultant shall have the option, at his

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         own expense, of electing additional insurance on his life up to three
         (3) times the Consultant's annual compensation from the Company, up to a maximum of $1,000,000 for both basic and optional life insurance coverage.

         11.      Other Benefits.

                  (a) Consultant shall be entitled to receive all benefits that have accrued to him prior to the Effective Date pursuant to the Employees' Pension Plan of Marsh Supermarkets, Inc. and Subsidiaries, the Company's 401(k) Plan, the Company's Supplemental Retirement Plan, as amended and restated as of January 1, 1997 ("SERP"), and any other deferred compensation or retirement type plan sponsored by the Company which covered Consultant on the date on which this Agreement was executed all in accordance with the terms of those respective plans.

                  (b) On or before the Effective Date, the Company shall take all action necessary to amend the SERP, effective as of the Effective Date, to provide Consultant with an unreduced early retirement benefit thereunder commencing at age 62. Such amendment shall provide that the amount of Consultant's Supplemental Retirement Benefit (as defined in the SERP) shall be calculated as if his "Normal Retirement Date" under the SERP is the first day of the month following the month in which Consultant attains age 62. The Company acknowledges and agrees that Consultant is eligible for a benefit under Article III of the SERP and was designated as a Participant in the SERP before December 31, 1996.

                  (c) Consultant shall also be entitled to receive up to $15,000 to reimburse him for reasonable legal, accounting, actuarial and consulting fees and expenses incurred in connection with this Agreement, including fees and expenses incurred after the Effective Date which relate to the interpretation of Consultant's rights hereunder or under the Other Agreements and the calculation of his benefits hereunder and thereunder and related matters subject to the delivery to the Company of invoices reflecting the incurrence of such fees and expenses.

         12. Consulting Services. The Company hereby engages Consultant to provide advice and services of a consulting nature to the President and Chief Executive Officer of the Company and the President of the Company's Pantry Division (the "Company Contacts") with respect to the management of the Company's convenience store operations upon reasonable request during a term of four consecutive calendar years after the Effective Date. The term of this consulting obligation shall be extended for an additional term of one year on the same terms and conditions unless the Company provides Consultant with written notice of its intent not to extend the term of this Agreement not less than 90 days prior to the end of the initial four year term.

                  (a) During the period covered by this Section 12, Consultant hereby specifically agrees to participate in official functions of the NACS and to provide such reports and advice to the Company Contacts regarding convenience store industry matters as are requested by the Company Contacts.


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                  (b)      All advice and services rendered by Consultant under
         this Section 12 shall be performed promptly and conscientiously and Consultant shall be reimbursed for any reasonable expenses incurred by him in connection with the consulting services requested by the Company, including, without limitation, all reasonable food, lodging, travel and transportation expenses incurred by Consultant in connection with attending official NACS functions. Consultant shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or represent the Company in any way.

                  (c) During the term of this Agreement, including any renewal term, and thereafter, the Company shall indemnify and hold Consultant harmless from any and all liabilities, damages, costs, expenses and reasonable attorneys' fees associated with consulting services provided to the Company provided by Consultant under this Agreement. For purposes of this Section 12, (i) the standards of Consultant's conduct with respect to the services provided by him hereunder and against which such conduct shall be measured in determining whether he is eligible for indemnification, and (ii) the circumstances under which the Company shall indemnify Consultant and the scope of the Company's indemnification obligations, shall be identical to the standards of conduct, the circumstances under which the Company shall indemnify Consultant and the scope of indemnity contained in the Indemnity Agreement as in effect on the date on which this Agreement was executed.

         13. Consulting Payments. In consideration for Consultant's services hereunder and his performance of his agreements herein, for a period of four (4) years after the date of this Agreement, the Company shall pay to Consultant the aggregate amount of $280,000 per year, payable monthly, with the first such payment being made on the Effective Date. Provided, however, that the Company's obligations to make such payments shall terminate upon the continuing violation by Consultant of any material agreement contained herein after written notice thereof to Consultant by the Company followed by a period of thirty days during which Consultant shall have the opportunity to rectify, to the Company's reasonable satisfaction, such continuing violation of this Agreement specified by the Company in such notice. Consultant shall be responsible for the payment, without any withholding by the Company, of all federal, state and local taxes payable with respect to the foregoing payments and any other amounts received by Consultant pursuant to this Agreement after the Effective Date unless the terms of one or more of the Other Agreements or applicable law otherwise impose a separate withholding obligation on the Company.

         14. Restrictive Covenants. Consultant hereby agrees that for such period as he is receiving payments pursuant to Section 13 hereof, he shall not, acting alone or in conjunction with others,

                  (a) Directly or indirectly, at any place within a 50 mile radius of any city within the states of Indiana and Ohio where the Company is engaged in the supermarket and convenience store business as of the date on which this Agreement was executed, engage in business in competition with the business being conducted by the Company


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         ("Covered Business"), whether as an individual or sole proprietor or as owner, partner, shareholder (except for 1% or less of any class of outstanding securities listed on any national securities exchange or actively traded in an over-the-counter market), officer, director, employee, member, manager, agent, consultant, formal or informal advisor, or by or through the lending of any form of assistance; or

                  (b) Seek to, or assist or encourage others to, or provide any written or oral information to any person who seeks to (i) acquire, agree or offer to acquire, or cause to be acquired, beneficial ownership of any of the Company's material assets or 5% or more of any class or series of the Company's securities, or any bank debt, claims or other obligations of the Company, or options or other rights to acquire any of the foregoing (including from a third party) or (ii) influence or control the management or policies of the Company or any other person or entity controlling, controlled by or under common control with the Company, or obtain representation on the Company's Board of Directors, or participate in the solicitation of any proxies or consent with respect to any securities of the Company; or

                  (c) Divulge or furnish any information that is not generally available to the public regarding Covered Business including the intellectual property, trade secrets (as defined in IC 24-2-3-2), or any other confidential information concerning Covered Business or the assets, plans or customers of the Company, to any entity or other person, or use any such information, trade secret or other confidential information, directly or indirectly, for his own benefit or for the benefit of any entity or other person.

         15. Put Option. At any time from and after the date on which this Agreement was executed through December 31, 1998, Consultant shall have a "put option" with respect to all shares of the Company's Class A Common Stock which are directly owned by him on the date this Agreement was executed. In order to exercise such option, which exercise may, in Consultant's sole discretion, apply to any or all of such shares, Consultant shall provide the Secretary of the Company with at least five days' prior written notice of his intent to exercise such option. Such notice shall include the identification of the shares to which the put option exercise relates, and shall be accompanied by the certificates for the shares with respect to which the exercise relates duly endorsed for transfer, free and clear of any liens or encumbrances. Consultant represents and warrants that all shares with respect to which Consultant exercises his put option rights under this Section 15 shall be free and clear of all liens and encumbrances and Consultant shall indemnify and hold the Company harmless from any damages incurred by the Company as a result of any breach by Consultant of such representation and warranty. All shares of Class A Common Stock which are the subject of a put exercise notice hereunder shall be purchased by the Company (or an entity or person designated by the Company), for cash, within five business days alter its receipt of Consultant's notice of exercise and the shares with respect to which the exercise relates, at a price per share equal to the closing price of such shares on the last trading day prior to the Company's receipt of such notice on the principal securities exchange on which such shares are traded or, if such shares are not then traded on any exchange, at the average of the low bid and high asked price of such securities on such trading day in the over-the-counter market. The put option provided to Consultant by the Company under this Section 15



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shall be assignable by Consultant during his lifetime only to a trust with respect to which Consultant is the settlor or grantor and shall be transferable only by operation of his will.

         16. Enforcement. Consultant acknowledges that any violation by him of Section 14 of this Agreement will cause irreparable harm to the Company, that money damages for such harm will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm caused by such violation. Therefore, in the event of any such violation, Consultant agrees that, in addition to its other remedies, the Company shall be entitled to injunctive relief, including but not limited to, temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation. Consultant agrees to and hereby does submit to jurisdiction before any state or federal court of record in Hamilton County, Indiana, or in the state and county in which such violation may occur, at the Company's election, for that purpose, and Consultant hereby waives any right to raise the questions of jurisdiction and venue in any action that the Company may bring in any such court against Consultant.

         17. Release by Consultant. Consultant, on behalf of himself, his agents, attorneys, heirs, successors in interest, subrogees, subrogors and assigns, hereby waives, releases and forever discharges the Company and its successors and assigns, and all persons acting by, through, under or in concert with the Company, including all other persons, agents, directors, officers, employees, attorneys, partnerships, parents, subsidiaries, joint ventures, corporations, associations and any other legal entities with whom the Company, has been, is now, or may hereafter be affiliated or associated, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, damages, costs, demands, losses of every kind and nature whatsoever, fixed or contingent, whether known or unknown, anticipated or unanticipated, direct or indirect, whether based on tort, contract, statutory or other legal theories of recovery, and whether for compensatory (both general and specific), punitive or exemplary, statutory or any other form of damages (hereinafter called "Claims"), (a) that have arisen or may arise under ADEA on or before the date of this Agreement or (b) that Consultant otherwise now has, ever had or may have against the Company; provided, however, that the release set forth in this
Section 17 shall not apply to (a) Claims based on or arising out of any breach by the Company of any of its agreements set forth in this Agreement which are material or the Other Agreements or (b) Claims based on or arising out of any material matter as to which there has been active and intentional concealment by the Company from Consultant. Consultant acknowledges that his release of Claims under ADEA is done in return for compensation in addition to anything of value to which Consultant was already entitled prior to the date on which this Agreement was executed.

         18. Release by the Company. The Company, on behalf of itself, its agents, attorneys, successors in interest, subrogees, subrogors and assigns, hereby waives, releases and forever discharges Consultant and his successors and assigns, of and from any and all Claims which the Company now has, ever had or may have against Consultant; provided, however, that the release set forth in this Section 18 shall not apply to (a) Claims based on or arising out of any breach by Consultant of any of his agreements set forth in this Agreement which are material or (b) Claims based on or arising out of any material matter as to which there has been active and intentional concealment by Consultant from the Company.

         19. Severability; Interpretation. Should any clause, portion or paragraph of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of
Section 14, be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then such covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

         20. Binding on Successors and Assigns. No party hereto may assign its or his rights or obligations hereunder without the prior written consent of the other parties hereto. The terms and conditions hereof shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the heirs, executors and personal representatives of Consultant.

         21. Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof. No amendment to or modification of this Agreement shall be effective unless the amendment or modification is in writing and signed by the Company and Consultant.

         22. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail postage prepaid, return receipt requested), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section 22):

         (a)      If to Consultant:         C. Alan Marsh
                                            8650 Jaffa Ct., W. Dr. Apt. 16
                                            Indianapolis, Indiana 46260
                                            Telecopier No.: (317) 848-1294

         (b)      If to the Company:        Marsh Supermarkets, Inc.
                                            9800 Crosspoint Blvd.
                                            Indianapolis, Indiana 46256-3350
                                            Attention; Corporate Secretary
                                            Telecopier No.: (317) 594-2704

         23. Governing Law. Except to the extent preempted by the laws of the United States, Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws principles thereof.

         24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         25. Other Agreements. Attached as Exhibits D through S are copies of all Other Agreements in effect on the date this Agreement was executed. The Company hereby represents and warrants to Consultant and his heirs, personal representatives and assigns that, as of the date on which this Agreement was executed, the Other Agreements attached hereto are true, accurate and complete copies of the Other Agreements and that, such Other Agreements had not been amended, superseded or terminated and were in full force and effect.

         IN WITNESS WHEREOF, the Company, by its officers thereunder duly authorized, and Consultant, have executed this Agreement on this 9th day of October, 1998.

MARSH SUPERMARKETS, INC.                          MARSH SUPERMARKETS, INC.

By: /s/ Don E. Marsh                              By: /s/ Stephen M. Huse
   -------------------------------                    -------------------------
   Don E. Marsh, President and                        Stephen M. Huse, Chairman
   Chief Executive Officer                            Compensation Committee

Attest: /s/ P. Lawrence Butt
        -----------------------------
        P. Lawrence Butt, Secretary
                                                      /s/ C. Alan Marsh
                                                      -------------------------
                                                      C. Alan Marsh

               "Company"                                  "Consultant"


         The Schedules and Exhibits to the Consulting Agreement have been omitted, but will be furnished to the Commission supplementally upon request.